Exhibit 99.1

Trimble Reports Second Quarter 2013 Revenue of $576.3 Million, GAAP EPS of $0.21 and Non-GAAP EPS of $0.38

SUNNYVALE, Calif., Jul. 30, 2013 – Trimble (NASDAQ: TRMB) today announced second quarter 2013 revenue of $576.3 million, up 11 percent as compared to the second quarter of 2012.

GAAP operating income for the second quarter of 2013 was $64.9 million, or 11.3 percent of revenue, as compared to 11.4 percent of revenue in the second quarter of 2012.

GAAP net income for the second quarter of 2013 was $54.6 million, up 2 percent as compared to the second quarter of 2012. Diluted GAAP earnings per share in the second quarter of 2013 were $0.21, flat with the second quarter of 2012. The tax rate for the second quarter 2013 was 20 percent as compared to 16 percent in the second quarter of 2012.

Non-GAAP operating income for the second quarter of 2013 was $120.3 million, or 20.9 percent of revenue, compared to $105.2 million, or 20.3 percent of revenue, in the second quarter of 2012.

Non-GAAP net income of $98.6 million for the second quarter of 2013 was up 7 percent as compared to the second quarter of 2012. Diluted non-GAAP earnings per share were $0.38 in the second quarter of 2013, as compared to diluted non-GAAP earnings per share of $0.36 in the second quarter of 2012.

Second quarter 2013 non-GAAP results included the following adjustments as compared to the second quarter of 2012:

•	Restructuring expense of $3.7 million as compared to $1.1 million;
•	Amortization of intangibles of $39.8 million as compared to $29.1 million;
•	Stock-based compensation expense of $8.4 million as compared to $8.2 million;
•	Acquisition-related inventory step-up charge of $524 thousand as compared to $122 thousand;
•	Acquisition and divestiture costs of $2.5 million as compared to $7.3 million.

“We met expectations in the second quarter in spite of problematic conditions in some of our markets. Despite those challenges the Engineering & Construction, Mobile Solutions, and Advanced Devices segments all demonstrated year-to-year revenue and margin growth,” said Steven W. Berglund, Trimble’s president and chief executive officer. “The most significant issue for us was in the Field Solutions segment which declined year-to-year, primarily as a result of lower GIS revenues which were impacted by cutbacks in government funding. Agriculture sales declined slightly due to market conditions in the U.S., which were partially offset by strong growth in the rest of the world. We anticipate some of these market conditions to continue for the rest of the year; we nonetheless continue to expect double digit revenue growth for the second half.”

Results by Segment

Segment operating income is revenue less cost of sales and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of acquisition-related inventory step-up charges and acquisition costs. Non-GAAP segment operating income also excludes the impact of stock-based compensation expense.

Engineering and Construction (E&C)

Second quarter 2013 E&C revenue was $313.4 million, up 10 percent as compared to the second quarter of 2012 primarily due to organic growth in buildings and construction solutions sales and contributions from acquisitions.

Operating income in E&C for the second quarter of 2013 was $66.8 million, or 21.3 percent of revenue, as compared to 20.9 percent of revenue in the second quarter of 2012. Non-GAAP operating income was $69.7 million, or 22.2 percent of revenue, as compared to 22.1 percent of revenue in the second quarter of 2012.

Field Solutions

Second quarter 2013 Field Solutions revenue was $115.9 million, down 6 percent as compared to the second quarter of 2012, due primarily to softer sales of Geographical Information System (GIS) solutions. Sales of agricultural solutions were also down slightly.

Second quarter 2013 Field Solutions operating income was $43.4 million, or 37.4 percent of revenue, as compared to $46.6 million, or 37.8 percent of revenue, in the second quarter of 2012. Non-GAAP operating income was $44.2 million, or 38.1 percent of revenue, as compared to $47.3 million, or 38.3 percent of revenue, in the second quarter of 2012. The slight decrease in non-GAAP operating margin was due primarily to lower revenue as well as GIS product mix, partially offset by positive product mix and pricing in agriculture.

Mobile Solutions

Second quarter 2013 Mobile Solutions revenue was $115.5 million, up 42 percent as compared to the second quarter of 2012 due to higher revenue from transportation and logistics sales primarily due to acquisitions.

Second quarter 2013 Mobile Solutions operating income was $15.4 million, or 13.4 percent of revenue, as compared to $5.6 million, or 6.9 percent of revenue, in the second quarter of 2012. Second quarter 2013 non-GAAP operating income was $16.4 million, or 14.2 percent of revenue, as compared to $5.9 million, or 7.2 percent of revenue, in the second quarter of 2012. The increase in non-GAAP operating margins was primarily due to leverage from increased revenue, product mix and cost controls.

Advanced Devices

Second quarter 2013 Advanced Devices revenue was $31.5 million, up 10 percent as compared to the second quarter of 2012, primarily due to stronger sales of military and RFID components and subsystems.

Operating income in Advanced Devices for the second quarter of 2013 was $6.5 million, or 20.7 percent of revenue, as compared to $3.9 million, or 13.7 percent of revenue, in the second quarter of 2012. Non-GAAP operating income in Advanced Devices was $7.4 million, or 23.6 percent of revenue, as compared to $4.5 million, or 15.6 percent of revenue, in the second quarter of 2012. The improvement in non-GAAP operating margin was due to leverage on higher revenue.

Use of Non-GAAP Financial Information

To help our investors understand our past financial performance and our future results, as well as our performance relative to competitors, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Further, we believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons.

The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why these non-GAAP measures provide useful information to investors regarding our financial condition and results of operations and why management chose to exclude selected items can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward Looking Guidance

For the third quarter of 2013 Trimble expects revenue between $555 million and $565 million with GAAP earnings per share of $0.18 to $0.20 and non-GAAP earnings per share of $0.36 to $0.38. Non-GAAP guidance excludes the amortization of intangibles of $42.0 million related to previous acquisitions; anticipated acquisition costs of $4.5 million and the anticipated impact of stock-based compensation expense of $9.3 million. Both GAAP and non-GAAP earnings per share assume a 16 to 18 percent tax rate and 261 million shares outstanding.

Investor Conference Call / Webcast Details

Trimble will hold a conference call today, July 30, 2013 at 1:30 p.m. PT to discuss its results. The call will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (702) 928-6633 (international). A replay of the call will be available for seven days at (855) 859-2056 (U.S.) or (404) 537-3406 (international). The pass code for all calls is 19870023. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the impact of acquisitions, and the ability to deliver revenue, earnings per share and other financial projections that Trimble has guided for the third and fourth quarters of 2013, the expected tax rate, the anticipated impact of stock-based compensation expense, the amortization of intangibles related to previous acquisitions and the anticipated number of shares outstanding and interest costs. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. The Company’s results may be adversely affected if the Company is unable to market, manufacture and ship new products or integrate new acquisitions. The Company’s results would also be negatively impacted by further weakening in the macro environment in Europe and China or a softening of the market in North or South America, including government spending cuts and any further softening of the agriculture market in the U.S. Any failure to achieve predicted results could negatively impact the Company’s revenues, cash flow from operations, and other financial results. The Company’s financial results will also depend on a number of other factors and risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10-K, such as changes in economic conditions, critical part supply chain shortages, possible write-offs of goodwill, and regulatory proceedings affecting GPS. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company’s position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Second Quarter of		First Two Quarters of
	2013	2012	2013	2012
Revenues:
Product	$425,880	$402,198	$838,667	$800,736
Service	84,511	63,595	166,107	121,025
Subscription	65,902	51,767	127,630	98,066

Total revenues	576,293	517,560	1,132,404	1,019,827

Cost of sales:
Product	200,493	199,135	399,194	392,179
Service	32,549	21,455	63,392	43,976
Subscription	20,995	15,978	40,967	30,409
Amortization of purchased intangible assets	19,855	13,296	39,536	26,417

Total cost of sales	273,892	249,864	543,089	492,981

Gross margin	302,401	267,696	589,315	526,846

Gross margin (%)	52.5%	51.7%	52.0%	51.7%
Operating expenses
Research and development	76,555	64,305	150,163	124,540
Sales and marketing	85,307	77,589	168,930	153,613
General and administrative	52,760	49,987	104,730	96,873
Restructuring	2,966	1,112	4,571	1,593
Amortization of purchased intangible assets	19,908	15,782	39,559	31,458

Total operating expenses	237,496	208,775	467,953	408,077

Operating income	64,905	58,921	121,362	118,769
Non-operating income, net
Interest expense, net	(4,255)	(3,773)	(9,326)	(7,636)
Foreign currency transaction gain (loss), net	600	196	(969)	(2,017)
Income from equity method investments, net	7,157	7,063	11,414	13,255
Other income, net	284	884	579	1,247

Total non-operating income, net	3,786	4,370	1,698	4,849

Income before taxes	68,691	63,291	123,060	123,618
Income tax provision	13,738	10,126	19,175	20,381

Net income	54,953	53,165	103,885	103,237
Less: Net gain (loss) attributable to noncontrolling interests	372	(527)	(504)	(1,273)

Net income attributable to Trimble Navigation Ltd.	$54,581	$53,692	$104,389	$104,510

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$0.21	$0.21	$0.41	$0.42

Diluted	$0.21	$0.21	$0.40	$0.41

Shares used in calculating earnings per share:
Basic	256,186	250,732	255,683	249,736

Diluted	260,533	256,586	260,416	256,052

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

As of	Second Quarter 2013	Fiscal Year End 2012
Assets

Current assets:
Cash and cash equivalents	$129,072	$157,771
Accounts receivables, net	356,264	323,477
Other receivables	20,162	17,327
Inventories, net	258,709	240,529
Deferred income taxes	41,865	43,473
Other current assets	40,568	33,396

Total current assets	846,640	815,973
Property and equipment, net	123,795	96,890
Goodwill	1,911,578	1,815,699
Other purchased intangible assets, net	648,610	644,419
Other non-current assets	103,137	96,123

Total assets	$3,633,760	$3,469,104

Liabilities

Current liabilities:
Current portion of long-term debt	$109,561	$38,092
Accounts payable	108,864	124,532
Accrued compensation and benefits	81,938	86,064
Deferred revenue	189,915	138,920
Accrued warranty expense	16,921	17,066
Other accrued liabilities	74,554	63,996

Total current liabilities	581,753	468,670
Non-current portion of long-term debt	789,626	873,066
Non-current deferred revenue	13,207	7,262
Deferred income taxes	141,057	148,260
Other non-current liabilities	66,828	58,322

Total liabilities	1,592,471	1,555,580

Commitments and contingencies

Equity

Shareholders’ equity:
Common stock	1,057,927	1,006,818
Retained earnings	970,657	868,026
Accumulated other comprehensive income (loss)	(4,711)	22,611

Total Trimble Navigation Ltd. shareholders’ equity	2,023,873	1,897,455
Noncontrolling interests	17,416	16,069

Total equity	2,041,289	1,913,524

Total liabilities and equity	$3,633,760	$3,469,104

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	First Two Quarters of
	2013	2012
Cash flow from operating activities:
Net Income	$103,885	$103,237
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	12,854	11,300
Amortization expense	79,095	57,875
Provision for doubtful accounts	261	1,486
Deferred income taxes	(13,732)	381
Stock-based compensation	17,253	15,944
Income from equity method investments	(11,414)	(13,255)
Excess tax benefit for stock-based compensation	(7,616)	(15,254)
Provision for excess and obsolete inventories	569	4,993
Other non-cash items	(494)	(1,851)
Add decrease (increase) in assets:
Accounts receivables	(24,071)	(38,589)
Other receivables	(1,558)	(6,638)
Inventories	(14,725)	594
Other current and non-current assets	(12,165)	(8,904)
Add increase (decrease) in liabilities:
Accounts payable	(18,936)	4,148
Accrued compensation and benefits	(7,166)	2,270
Deferred revenue	55,994	32,117
Accrued warranty expense	(154)	(1,814)
Other current and non-current liabilities	14,163	7,054

Net cash provided by operating activities	172,043	155,094

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(178,953)	(337,676)
Acquisitions of property and equipment	(39,431)	(21,308)
Dividends received from equity method investments	2,526	221
Other	730	(706)

Net cash used in investing activities	(215,128)	(359,469)

Cash flow from financing activities:
Issuance of common stock, net	23,954	27,162
Excess tax benefit for stock-based compensation	7,616	15,254
Proceeds from long-term debt and revolving credit lines	239,613	436,500
Payments on short-term and long-term debt	(252,780)	(304,013)

Net cash provided by financing activities	18,403	174,903

Effect of exchange rate changes on cash and cash equivalents	(4,017)	(3,212)

Net decrease in cash and cash equivalents	(28,699)	(32,684)
Cash and cash equivalents - beginning of period	157,771	154,621

Cash and cash equivalents - end of period	$129,072	$121,937

REPORTING SEGMENTS

(Dollars in thousands)

(Unaudited)

	Reporting Segments
	Engineering and Construction	Field Solutions	Mobile Solutions	Advanced Devices
SECOND QUARTER OF FISCAL 2013 :
Revenues	$313,446	$115,864	$115,524	$31,459

Operating income before corporate allocations:	$66,840	$43,372	$15,435	$6,514
Operating margin (% of segment external net revenues)	21.3%	37.4%	13.4%	20.7%

SECOND QUARTER OF FISCAL 2012 :
Revenues	$284,175	$123,371	$81,402	$28,612

Operating income before corporate allocations:	$59,473	$46,623	$5,624	$3,913
Operating margin (% of segment external net revenues)	20.9%	37.8%	6.9%	13.7%

FIRST TWO QUARTERS OF FISCAL 2013 :
Revenue	$580,317	$263,345	$225,688	$63,054

Operating income before corporate allocations:	$109,813	$102,898	$27,008	$12,999
Operating margin (% of segment external net revenues)	18.9%	39.1%	12.0%	20.6%

FIRST TWO QUARTERS OF FISCAL 2012 :
Revenue	$533,060	$270,870	$159,785	$56,112

Operating income before corporate allocations:	$99,550	$108,984	$12,982	$7,252
Operating margin (% of segment external net revenues)	18.7%	40.2%	8.1%	12.9%

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

		Second Quarter of						First Two Quarters of
		2013			2012			2013			2012
		Dollar Amount	% of Revenue		Dollar Amount	% of Revenue		Dollar Amount	% of Revenue		Dollar Amount	% of Revenue
GROSS MARGIN:
GAAP gross margin:		$302,401	52.5%		$267,696	51.7%		$589,315	52.0%		$526,846	51.7%
Restructuring	( A )	766	0.1%		34	0.0%		821	0.1%		79	0.0%
Amortization of purchased intangible assets	( B )	19,855	3.4%		13,296	2.6%		39,536	3.5%		26,417	2.6%
Stock-based compensation	( C )	607	0.1%		458	0.1%		1,207	0.1%		978	0.1%
Amortization of acquisition-related inventory step-up	( D )	524	0.1%		122	0.0%		1,127	0.1%		130	0.0%

Non-GAAP gross margin:		$324,153	56.2%		$281,606	54.4%		$632,006	55.8%		$554,450	54.4%

OPERATING EXPENSES:
GAAP operating expenses:		$237,496	41.2%		$208,775	40.3%		$467,953	41.3%		$408,077	40.0%
Restructuring	( A )	(2,966)	-0.5%		(1,112)	-0.2%		(4,571)	-0.4%		(1,593)	-0.2%
Amortization of purchased intangible assets	( B )	(19,908)	-3.5%		(15,782)	-3.0%		(39,559)	-3.5%		(31,458)	-3.1%
Stock-based compensation	( C )	(7,828)	-1.4%		(7,697)	-1.5%		(16,046)	-1.4%		(14,966)	-1.4%
Acquisition costs	( E )	(2,976)	-0.4%		(7,815)	-1.5%		(6,394)	-0.6%		(12,581)	-1.2%

Non-GAAP operating expenses:		$203,818	35.4%		$176,369	34.1%		$401,383	35.4%		$347,479	34.1%

OPERATING INCOME:
GAAP operating income:		$64,905	11.3%		$58,921	11.4%		$121,362	10.7%		$118,769	11.6%
Restructuring	( A )	3,732	0.6%		1,146	0.2%		5,392	0.5%		1,672	0.2%
Amortization of purchased intangible assets	( B )	39,763	6.9%		29,078	5.6%		79,095	7.0%		57,875	5.7%
Stock-based compensation	( C )	8,435	1.5%		8,155	1.6%		17,253	1.5%		15,944	1.6%
Amortization of acquisition-related inventory step-up	( D )	524	0.1%		122	0.0%		1,127	0.1%		130	0.0%
Acquisition costs	( E )	2,976	0.5%		7,815	1.5%		6,394	0.6%		12,581	1.2%

Non-GAAP operating income:		$120,335	20.9%		$105,237	20.3%		$230,623	20.4%		$206,971	20.3%

NON-OPERATING INCOME, NET:
GAAP non-operating income, net:		$3,786			$4,370			$1,698			$4,849
Acquisition / divestiture gain	( E )	(459)			(557)			(860)			(113)
Foreign exchange loss associated with acquisitions	( F )	—			—			—			1,578

Non-GAAP non-operating income, net:		$3,327			$3,813			$838			$6,314

			GAAP and Non-GAAP Tax Rate %	( H )		GAAP and Non-GAAP Tax Rate %	( H )		GAAP and Non-GAAP Tax Rate %	( H )		GAAP and Non-GAAP Tax Rate %	( H )
INCOME TAX PROVISION:
GAAP income tax provision:		$13,738	20%		$10,126	16%		$19,175	16%		$20,381	16%
Non-GAAP items tax effected	( G )	10,994			7,321			16,337			14,785

Non-GAAP income tax provision:		$24,732	20%		$17,447	16%		$35,512	16%		$35,166	16%

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.		$54,581			$53,692			$104,389			$104,510
Restructuring	( A )	3,732			1,146			5,392			1,672
Amortization of purchased intangible assets	( B )	39,763			29,078			79,095			57,875
Stock-based compensation	( C )	8,435			8,155			17,253			15,944
Amortization of acquisition-related inventory step-up	( D )	524			122			1,127			130
Acquisition / divestiture costs, net	( E )	2,517			7,258			5,534			12,468
Foreign exchange loss associated with acquisitions	( F )	—			—			—			1,578
Non-GAAP items tax affected	( G )	(10,994)			(7,321)			(16,337)			(14,785)

Non-GAAP net income attributable to Trimble Navigation Ltd.		$98,558			$92,130			$196,453			$179,392

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$0.21			$0.21			$0.40			$0.41
Restructuring	( A )	0.01			—			0.02			0.01
Amortization of purchased intangible assets	( B )	0.15			0.11			0.30			0.23
Stock-based compensation	( C )	0.04			0.04			0.07			0.06
Amortization of acquisition-related inventory step-up	( D )	—			—			—			—
Acquisition / divestiture costs, net	( E )	0.01			0.03			0.02			0.05
Foreign exchange loss associated with acquisitions	( F )	—			—			—			0.01
Non-GAAP items tax affected	( G )	(0.04)			(0.03)			(0.06)			(0.07)

Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$0.38			$0.36			$0.75			$0.70

OPERATING LEVERAGE:
Increase in non-GAAP operating income		$15,098			$24,910			$23,652			$56,542
Increase in revenue		$58,733			$110,391			$112,577			$228,365
Operating leverage (increase in non-GAAP operating income as a % of increase in revenue)		25.7%			22.6%			21.0%			24.8%

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

(Dollars in thousands, except per share data)

(Unaudited)

			Second Quarter of				First Two Quarters of
			2013		2012		2013		2012
				% of Segment Revenue		% of Segment Revenue		% of Segment Revenue		% of Segment Revenue
SEGMENT OPERATING INCOME:
Engineering and Construction
GAAP operating income before corporate allocations:			$66,840	21.3%	$59,473	20.9%	$109,813	18.9%	$99,550	18.7%
Stock-based compensation	( I	)	2,890	0.9%	3,299	1.2%	5,752	1.0%	6,055	1.1%

Non-GAAP operating income before corporate allocations:			$69,730	22.2%	$62,772	22.1%	$115,565	19.9%	$105,605	19.8%

Field Solutions
GAAP operating income before corporate allocations:			$43,372	37.4%	$46,623	37.8%	$102,898	39.1%	$108,984	40.2%
Stock-based compensation	( I	)	827	0.7%	681	0.5%	1,544	0.6%	1,324	0.5%

Non-GAAP operating income before corporate allocations:			$44,199	38.1%	$47,304	38.3%	$104,442	39.7%	$110,308	40.7%

Mobile Solutions
GAAP operating income before corporate allocations:			$15,435	13.4%	$5,624	6.9%	$27,008	12.0%	$12,982	8.1%
Stock-based compensation	( I	)	948	0.8%	235	0.3%	1,860	0.8%	1,028	0.7%

Non-GAAP operating income before corporate allocations:			$16,383	14.2%	$5,859	7.2%	$28,868	12.8%	$14,010	8.8%

Advanced Devices
GAAP operating income before corporate allocations:			$6,514	20.7%	$3,913	13.7%	$12,999	20.6%	$7,252	12.9%
Stock-based compensation	( I	)	901	2.9%	540	1.9%	1,750	2.8%	1,172	2.1%

Non-GAAP operating income before corporate allocations:			$7,415	23.6%	$4,453	15.6%	$14,749	23.4%	$8,424	15.0%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in the previous table as well as detailed explanations to the adjustments to comparable GAAP measures, are set forth below:

Non-GAAP gross margin

We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions and manufacturing costs influence our business. Non-GAAP gross margin excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation and amortization of acquisition-related inventory step-up from GAAP gross margin. We believe that these exclusions offer investors additional information that may be useful to view trends in our gross margin performance.

Non-GAAP operating expenses

We believe this measure is important to investors evaluating our non-GAAP spending in relation to revenue. Non-GAAP operating expenses exclude restructuring costs, amortization of purchased intangible assets, stock-based compensation and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs, and acquisition bonus payments from GAAP operating expenses. We believe that these exclusions offer investors supplemental information to facilitate comparison of our operating expenses to our prior results.

Non-GAAP operating income

We believe our investors benefit by understanding our non-GAAP operating income trends which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs, and acquisition bonus payments. We believe that these exclusions offer an alternative means for our investors to evaluate current operating performance compared to results of other periods.

Non-GAAP non-operating income, net

We believe this measure helps investors evaluate our non-operating income trends. Non-GAAP non-operating income, net excludes acquisition and divestiture gains associated with unusual acquisition related items such as adjustments to the fair value of earn-out liabilities and gains or losses related to the acquisition or sale of certain businesses and investments. These gains are specific to particular acquisitions and divestitures and vary significantly in amount and timing. Non-GAAP non-operating income, net also excludes foreign exchange loss specifically associated with a hedge for one of our acquisitions. We believe that these exclusions provide investors with a supplemental view of our ongoing financial results.

Non-GAAP income tax provision

Non-GAAP items tax effected adjusts the provision for income taxes to reflect the effect of certain non-GAAP items on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in our non-GAAP presentation.

Non-GAAP net income

This measure provides a supplemental view of net income trends which are driven by non-GAAP income before taxes and our non-GAAP tax rate. Non-GAAP net income excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition and divestiture costs, a foreign exchange loss from a hedge associated with one of our acquisitions, and non-GAAP tax adjustments from GAAP net income. We believe our investors benefit from understanding these exclusions and from an alternative view of our net income performance as compared to our past net income performance.

Non-GAAP diluted net income per share

We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes restructuring costs, amortization of purchased intangible assets, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition and divestiture costs, a foreign exchange loss from a hedge associated with one of our acquisitions, and non-GAAP tax adjustments from GAAP diluted net income per share. We believe that these exclusions offer investors a useful view of our diluted net income per share as compared to our past diluted net income per share.

Non-GAAP operating leverage

We believe this information is beneficial to investors as a measure of how much incremental revenue is contributed to our operating income. Non-GAAP operating leverage is the increase in non-GAAP operating income as a percentage of the increase in revenue. We believe that this information offers investors supplemental information to evaluate our current performance and to compare to our past non-GAAP operating leverage.

Non-GAAP segment operating income

Non-GAAP segment operating income excludes stock-based compensation from GAAP segment operating income. We believe this information is useful to investors because some may exclude stock-based compensation as an alternative view when assessing trends in the operating income of our segments.

These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. We believe some of our investors track our “core operating performance” as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons. Accordingly, management excludes from non-GAAP those items relating to restructuring, amortization of purchased intangible assets, stock based compensation, amortization of acquisition-related inventory step-up, acquisition and divestiture costs, a foreign exchange loss from a hedge associated with one of our acquisitions, and non-GAAP tax adjustments. For detailed explanations of the adjustments made to comparable GAAP measures, see items (A) - ( I ) below,

( A )	Restructuring costs. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings. We exclude restructuring costs from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparisons to our past operating performance. We have incurred restructuring expense in each of the last three years however the amount incurred can vary significantly based on whether a restructuring has occurred in the period and the timing of headcount reductions.

( B )	Amortization of purchased intangible assets. Included in our GAAP presentation of gross margin and operating expenses is amortization of purchased intangible assets. US GAAP accounting requires that intangible assets are recorded at fair value and amortized over their useful lives. Consequently, the timing and size of our acquisitions will cause our operating results to vary from period to period, making a comparison to past performance difficult for investors. This accounting treatment may cause differences when comparing our results to companies that grow internally because the fair value assigned to the intangible assets acquired through acquisition may significantly exceed the equivalent expenses that a company may incur for similar efforts when performed internally. Furthermore, the useful life that we expense our intangible assets over may be substantially different from the time period that an internal growth company incurs and recognizes such expenses. We believe that by excluding the amortization of purchased intangible assets, which primarily represents technology and/or customer relationships already developed, it provides an alternative way for investors to compare our operations pre-acquisition to those post-acquisitions and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.

( C )	Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense. For the second quarter and the first two quarters of fiscal 2013 and 2012, stock-based compensation was allocated as follows:

	Second Quarter of		First Two Quarters of
(Dollars in thousands)	2013	2012	2013	2012
Cost of sales	$607	$458	$1,207	$978
Research and development	1,232	1,477	2,379	2,706
Sales and Marketing	1,761	1,837	3,525	3,628
General and administrative	4,835	4,383	10,142	8,632

	$8,435	$8,155	$17,253	$15,944

( D )	Amortization of acquisition-related inventory step-up. The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory. Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold. We exclude inventory step-up amortization from our non-GAAP measures because it is a non-cash expense that we do not believe is indicative of our ongoing operating results. We further believe that excluding this item from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.

( E )	Acquisition / divestiture items. Included in our GAAP presentation of operating expenses, acquisition costs consist of external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence, integration costs and acquisition bonus payments. Included in our GAAP presentation of non-operating income, net, acquisition / divestiture gain includes unusual acquisition or divestiture related items such as adjustments to the fair value of earn-out liabilities and gains on divestitures of certain businesses and investments. Although we do numerous acquisitions, the costs that have been excluded from the non-GAAP measures are costs specific to particular acquisitions. These are one-time costs that vary significantly in amount and timing and are not indicative of our core operating performance.

( F )	Foreign exchange loss associated with acquisitions. This amount represents a loss on a foreign exchange hedge associated with one of our acquisitions. We excluded the foreign exchange loss from our non-GAAP measures because we believe that the exclusion of this item provides investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods.

( G )	Non-GAAP items tax effected. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP items ( A) - ( F ) on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in this non-GAAP presentation.

( H )	GAAP and non-GAAP tax rate %. These percentages are defined as GAAP income tax provision as a percentage of GAAP income before taxes and non-GAAP income tax provision as a percentage of non-GAAP income before taxes. We believe that investors benefit from a presentation of non-GAAP tax rate percentage as a way of facilitating a comparison to non-GAAP tax rates in prior periods.

( I )	Stock-based compensation. The amounts consist of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. As referred to above we exclude stock-based compensation here because investors may view it as not reflective of our core operating performance as it is a non-cash expense. However, management does include stock-based compensation for budgeting and incentive plans as well as for reviewing internal financial reporting. We discuss our operating results by segment with and without stock-based compensation expense, as we believe it is useful to investors. Stock-based compensation not allocated to the reportable segments was approximately $2.9 million and $3.4 million for the second quarter of fiscal 2013 and 2012, respectively, and $6.3 million and $6.4 million for the first two quarters of fiscal 2013 and 2012, respectively.